For More Information: Gary F. Hoskins, CFO (704) 884-2263 gary.hoskins@citizenssouth.com	PRESS RELEASE

FOR IMMEDIATE RELEASE

CITIZENS SOUTH BANKING CORPORATION  ANNOUNCES QUARTERLY DIVIDEND

GASTONIA, NC, April 20, 2009 --- Kim S. Price, President and Chief Executive Officer of Citizens South Banking Corporation (Nasdaq: CSBC), announced today that the Company's Board of Directors has declared a cash dividend of four cents ($0.04) per share of common stock.  The Company has paid cash dividends in each of the 44 quarters since the Company’s conversion to public ownership.  The dividend will be payable to shareholders of record as of May 1, 2009, and will be paid on May 15, 2009.

This dividend represents a decrease from the eight and one half cent ($0.085) dividend paid in the previous quarter.  After careful consideration, the Board of Directors of Citizens South Banking Corporation determined that reducing the dividend was in the long-term best interest of the Company and its shareholders for the following reasons:

1)
 This action represents a non-dilutive method to increase capital at a time when the capital markets are essentially closed to community banks.  We anticipate that this action will preserve approximately $1.4 million for the Company on an annualized basis.

2)	This action positions the Company to take advantage of organic and strategic growth opportunities that are becoming increasingly abundant in this market.

3)	This action enhances the Company’s flexibility for repayment of the U.S. Treasury Department’s preferred stock investment in the Company through the Capital Purchase Program.

“We recognize the importance of the dividend to our shareholders and the significance of this decision.  However, we believe this action strikes the appropriate balance of responsible long-term capital management and providing an attractive dividend,” said Kim S. Price, President and Chief Executive Officer.

Citizens South Banking Corporation is the parent corporation for Citizens South Bank, which was established in 1904 and is headquartered in Gastonia, North Carolina.  The Bank has 15 full-service banking offices and one loan production office located in the Charlotte, North Carolina region.  At March 31, 2009, the Company had consolidated assets of $851 million, outstanding loans of $635 million, total deposits of $629 million and stockholders' equity of $105 million.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2008, describe some of these factors.

# # #